Exhibit 99.1

Newfield Reports Second Quarter 2010 Results

FOR IMMEDIATE RELEASE

Houston – July 22, 2010 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited second quarter 2010 financial results. A separate operational update was released on July 21 and this release and the operational update release are available through the investor relations section of the Company’s website. Newfield will host a conference call at 8:30 a.m. (CDT) on Friday, July 23. To participate in the call, dial 719-325-2187 or listen through the investor relations section of the website at http://www.newfield.com.

For the second quarter of 2010, Newfield recorded net income of $96 million, or $0.72 per diluted share (all per share amounts are on a diluted basis). Net income includes the effect of these items:

➢	a net unrealized loss on commodity derivatives of $71 million ($45 million after-tax); and
➢
an early redemption premium of $2 million ($1 million after-tax) associated with the purchase and payment of the remaining $32 million of our $175 million aggregate principal amount of 7 5/8% Senior Notes due 2011. All of these notes have now been redeemed.

 Without the effect of these items, net income for the second quarter of 2010 would have been $142 million, or $1.06 per share.

Revenues in the second quarter of 2010 were $448 million. Net cash provided by operating activities before changes in operating assets and liabilities was $383 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Newfield’s production in the second quarter of 2010 was 73 Bcfe, or 9% over first quarter 2010 production. Natural gas production in the second quarter of 2010 was 51 Bcf, an average of 564 MMcf/d. Newfield’s oil liftings in the second quarter of 2010 were 3.6 MMBbls, an average of approximately 40,000 BOPD. Capital expenditures in the second quarter of 2010 were approximately $441 million.

On July 8, Newfield’s credit rating was raised to investment grade BBB- with a stable outlook by Standard & Poor’s.  The Company’s subordinated debt rating from S&P remains BB+. The Company currently has a Ba2 credit rating from Moody’s Investor Services and a BB+ rating from Fitch Ratings.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated third quarter and full year 2010 results, estimated capital expenditures, cash flow, production and cost reductions, drilling and development plans and the timing of activities and liftings, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

2Q10 Actual Results
	2Q10 Actual
	Domestic	Int’l	Total
Production/Liftings
Natural gas – Bcf	51.3	–	51.3
Oil and condensate – MMBbls	2.1	1.5	3.6
Total Bcfe	64.0	8.9	72.9

Average Realized Prices Note 1
Natural gas – $/Mcf	$5.47	$–	$5.47
Oil and condensate – $/Bbl	$84.90	$72.90	$79.94
Mcf equivalent – $/Mcfe	$7.25	$12.15	$7.86

Operating Expenses:
Lease operating
Recurring ($MM)	$36.4	$12.2	$48.6
per/Mcfe	$0.58	$1.36	$0.68
Transportation ($MM)	$20.0	$–	$20.0
per/Mcfe	$0.32	$–	$0.28
Recurring w/ trans ($MM)	$56.4	$12.2	$68.6
per/Mcfe	$0.90	$1.36	$0.96
Major (workovers, etc.) ($MM)	$15.1	$0.7	$15.8
per/Mcfe	$0.24	$0.08	$0.22

Production and other taxes ($MM)	$15.1	$16.1	$31.2
per/Mcfe	$0.24	$1.80	$0.43

General and administrative (G&A), net ($MM)	$38.5	$2.5	$41.0
per/Mcfe	$0.61	$0.28	$0.57

Capitalized internal costs ($MM)			$(15.2)
per/Mcfe			$(0.21)

Interest expense ($MM)			$39.6
per/Mcfe			$0.55

Capitalized interest ($MM)			$(15.4)
per/Mcfe			$(0.21)

Note 1: Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for total gas would have been $3.88 per Mcf and the total oil and condensate average realized price would have been $69.72 per barrel.

3Q10 & FY10 Estimates
3Q10 & FY10 Estimates
	Domestic		Int’l		Total
Production/Liftings	3QE	FY10	3QE	FY10	3QE	FY10
Natural gas – Bcf	50 – 52	200 – 202	–	–	50 – 52	200 – 202
Oil and condensate – MMBbls Note 1	2.3 – 2.5	8.8 – 9.2	1.0 – 1.1	5.0 – 5.2	3.3 – 3.6	13.8 – 14.4
Total Bcfe	64 – 67	253 – 257	6 – 7	30 – 31	70 – 74	283 – 288

Average Realized Prices
Natural gas – $/Mcf	Note 2	Note 2
Oil and condensate – $/Bbl	Note 3	Note 3	Note 4	Note 4
Mcf equivalent – $/Mcfe

Operating Expenses:
Lease operating
Recurring ($MM)	$33 - $40	$141 - $147	$9 - $11	$38 - $47	$42 - $51	$179 - $194
per/Mcfe	$0.54 - $0.58	$0.55 - $0.58	$1.47 - $1.53	$1.38 - $1.43	$0.63 - $0.67	$0.64 - $0.68
Transportation ($MM)	$17 - $21	$72 - $75	-	-	$17 - $21	$72 - $75
per/Mcfe	$0.28 - $0.31	$0.28 - $0.30	-	-	$0.25 - $0.28	$0.25 - $0.28
Recurring w/ trans ($MM)	$50 - $61	$213 - $222	$9 - $11	$38 - $47	$59 - $72	$251 - $269
per/Mcfe	$0.82 - $0.89	$0.83 - $0.89	$1.47 - $1.53	$1.38 - $1.43	$0.88 - $0.95	$0.89 - $0.96
Major (workovers, etc.) ($MM)	$10 - $13	$35 - $43	$4 - $6	$9 - $10	$14 - $19	$44 - $53
per/Mcfe	$0.16 - $0.18	$0.14 - $0.16	$0.77 - $0.81	$0.30 - $0.32	$0.22 - $0.24	$0.16 - $0.18

Production/Taxes ($MM)Note 5	$15 - $18	$57 - $70	$10 - $13	$44 - $54	$25- $31	$101 - $124
per/Mcfe	$0.24 - $0.26	$0.24 - $0.26	$1.77 - $1.81	$1.60 - $1.63	$0.38 - $0.40	$0.38 - $0.41

G&A, net ($MM)	$35 - $42	$143 - $158	$1 - $2	$6 - $7	$36 - $44	$149 - $165
per/Mcfe	$0.58 - $0.60	$0.59 - $0.61	$0.19 - $0.21	$0.19 - $0.20	$0.54 - $0.56	$0.54 - $0.56

Capitalized internal costs ($MM)					$(18 - $22)	$(67 - $82)
per/Mcfe					$(0.27 - $0.28)	$(0.26 - $0.27)

Interest expense ($MM)					$35 - $43	$140 - $171
per/Mcfe					$0.53 - $0.54	$0.54 - $0.55

Capitalized interest ($MM)					$(10 - $12)	$(45 - $55)
per/Mcfe					$(0.15 - $0.16)	$(0.17 - $0.18)

Tax rate (%)Note 6					36% - 38%	36% - 38%

Income taxes (%)
Current					14% - 16%	14% - 16%
Deferred					84% - 86%	84% - 86%

Note 1:					Includes 0.5 – 0.6 MMBbls of deferred Malaysian oil production associated with a damaged export pipeline.
Note 2:					The price that we receive for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, typically averages $0.25 - $0.50 per MMBtu less than the Henry Hub Index. Realized natural gas prices for our Mid-Continent properties, after basis differentials, transportation and handling charges, typically average 85-90% of the Henry Hub Index.
Note 3:					The price we receive for our Gulf Coast oil production typically averages about 90-95% of the NYMEX West Texas Intermediate (WTI) price. The price we receive for our oil production in the Rocky Mountains is currently averaging about $12-$14 per barrel below the WTI price. Oil production from our Mid-Continent properties typically averages 88-92% of the WTI price.
Note 4:					Oil sales from our operations in Malaysia typically sell at a slight discount to Tapis, or about 90-95% of WTI. Oil sales from our operations in China typically sell at $4-$6 per barrel less than the WTI price.
Note 5:					Guidance for production taxes determined using $75/Bbl oil and $4.50/MMBtu gas.
Note 6:					Tax rate applied to earnings excluding unrealized gains or losses on commodity derivatives.

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Oil and gas revenues	$448	$287	$906	$549

Operating expenses:
Lease operating	84	57	151	128
Production and other taxes	31	15	56	24
Depreciation, depletion and amortization	160	137	307	296
General and administrative	41	34	77	66
Ceiling test writedown	—	—	—	1,344
Other	2	5	10	7
Total operating expenses	318	248	601	1,865

Income (loss) from operations	130	39	305	(1,316)

Other income (expenses):
Interest expense	(39)	(32)	(77)	(64)
Capitalized interest	16	12	28	26
Commodity derivative income (expense)	46	(81)	283	197
Other	(1)	2	1	5
Total other income (expenses)	22	(99)	235	164

Income (loss) before income taxes	152	(60)	540	(1,152)

Income tax provision (benefit)	56	(21)	200	(419)

Net income (loss)	$96	$(39)	$340	$(733)

Income (loss) per share:
Basic --	$0.73	$(0.30)	$2.59	$(5.66)

Diluted --	$0.72	$(0.30)	$2.55	$(5.66)

Weighted average number of shares outstanding for basic income (loss) per share	132	130	131	129
Weighted average number of shares outstanding for diluted income (loss) per share *	134	130	133	129
* Had we recognized net income for the three and six month periods ended June 30, 2009, the weighted average number of shares outstanding for the computation of diluted earnings per share would have increased by 2 million shares.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	June 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$122	$78
Derivative assets	278	269
Other current assets	504	546
Total current assets	904	893

Property and equipment, net (full cost method)	5,949	5,247
Derivative assets	61	19
Other assets	94	95
Total assets	$7,008	$6,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$921	$873

Other liabilities	188	142
Long-term debt	2,169	2,037
Deferred taxes	602	434
Total long-term liabilities	2,959	2,613

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,418	1,389
Treasury stock	(40)	(33)
Accumulated other comprehensive loss	(13)	(11)
Retained earnings	1,762	1,422
Total stockholders’ equity	3,128	2,768
Total liabilities and stockholders’ equity	$7,008	$6,254

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$340	$(733)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	307	296
Deferred tax provision (benefit)	173	(420)
Stock-based compensation	12	15
Ceiling test writedown	—	1,344
Commodity derivative income	(283)	(197)
Cash receipts on derivative settlements	227	459
	776	764
Changes in operating assets and liabilities	112	(52)
Net cash provided by operating activities	888	712

Cash flows from investing activities:
Additions to oil and gas properties and other, net	(774)	(781)
Acquisitions of oil and gas properties	(219)	(9)
Proceeds from sales of oil and gas properties	14	—
Redemptions of investments	5	14
Net cash used in investing activities	(974)	(776)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	(385)	78
Net proceeds from issuance of senior subordinated notes	686	—
Repayment of senior notes	(175)	—
Other	4	—
Net cash provided by financing activities	130	78

Increase in cash and cash equivalents	44	14
Cash and cash equivalents, beginning of period	78	24

Cash and cash equivalents, end of period	$122	$38

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the second quarter of 2010 stated without the effect of certain items to net income is shown below:
2Q10
(in millions)
Net income	$96
Net unrealized loss on commodity derivatives (1)	71
Early redemption charge	2
Income tax adjustment for above items	(27)
Earnings stated without the effect of the above items	$142

(1)	The determination of “Net unrealized loss on commodity derivatives” for the second quarter of 2010 is as follows:

2Q10
(in millions)
Commodity derivative income	$46
Cash receipts on derivative settlements	(124)
Option premiums associated with derivatives settled during the period	7
Net unrealized loss on commodity derivatives	$(71)

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

2Q10
(in millions)
Net cash provided by operating activities	$474
Net change in operating assets and liabilities	(91)
Net cash provided by operating activities before changes in operating assets and liabilities	$383

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